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Exhibit 2.4

February 25, 2010

Dear Mr. Kent:

        This letter is executed simultaneously with our Business Separation and Merger Agreement (the "Agreement") to clarify certain matters related to the Nordic Share Purchase Agreement referenced in the Agreement. As you know, the execution form of said Nordic Share Purchase Agreement (the Nordic SPA") has not been completed, although the terms of such Nordic SPA have been agreed to in substance between us, and the parties to the Nordic SPA have agreed to complete the execution form of the Nordic SPA to be substantially modeled on the form of the Agreement to the extent applicable, and to execute the Nordic SPA without delay. The approval of the execution form of the Nordic SPA, of course, is subject to the approval of The Coca-Cola Company, and of the Affiliated Transaction Committee and Board of Coca-Cola Enterprises Inc.

        If this letter correctly sets forth our agreement, please sign the duplicate so that our file will be complete.

Sincerely yours,
COCA-COLA ENTERPRISES INC.
By:	/s/ John F. Brock

	Name:	John F. Brock
	Title:	Chairman and Chief Executive Officer

Accepted and agreed:
THE COCA-COLA COMPANY
By:	/s/ Muhtar Kent

	Name:	Muhtar Kent
	Title:	Chairman and Chief Executive Officer

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  Exhibit 2.4